PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
February 4, 2014	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Fourth Quarter of 2013

Declares Cash Dividend of $0.19 per Share

(Manhattan, KS, February 4, 2014) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $521,000 ($0.17 per diluted share) for the quarter ended December 31, 2013, compared to $1.6 million ($0.52 per diluted share) for the fourth quarter of 2012. For the year ended December 31, 2013, Landmark reported net earnings of $4.7 million ($1.49 per diluted share), compared to $6.4 million ($2.06 per diluted share) in 2012. Management will host a conference call to discuss these results at 10:00 a.m. (CT) on Wednesday, February 5, 2014. Investors may participate via telephone by dialing (888) 317-6016. A replay of the call will be available through March 6, 2014, by dialing (877) 344-7529 and using conference number 10040207.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid March 3, 2014, to common stockholders of record on February 19, 2014.

Patrick L. Alexander, Executive Chairman, commented: “Landmark completed our acquisition of Citizens Bank on November 1, a milestone in our disciplined approach to building the scale of this banking franchise. We expect the acquisition to be accretive to earnings in 2014 and to increase shareholder value going forward. Although net earnings declined in the fourth quarter of 2013, primarily as a result of costs associated with the acquisition, assets increased 35% to well over $800 million and we are very excited about adding new customer relationships to expand Landmark’s already strong presence. In addition, effective January 1, 2014, Michael Scheopner assumed the role of CEO as part of Landmark’s planned executive transition. Michael is very well equipped, with deep banking experience and relationships among our customers, employees and communities, to take Landmark to the next level in the years to come.”

Michael E. Scheopner, President and CEO, added: “Full-year net earnings were lower in 2013, primarily due to two factors: one-time costs of $1.9 million associated with our acquisition of Citizens Bank, and a $1.9 million decrease in gains on sales of loans during 2013 due to higher mortgage rates causing a decline in originations from the high levels of 2012. Partly offsetting those impacts was a $1.1 million decrease in our provision for loan losses, a benefit from our improving asset quality in 2013. The acquisition of Citizens Bank drove the largest change in our underlying results, increasing loans and deposits more than 30% and adding substantially to net interest income. Return on average assets was 0.70% for full-year 2013, and return on average equity was 7.33%. The low interest rate environment and slow-growth economy represent ongoing headwinds to improving our net interest margin and expanding lending, but we continue to focus on growing our loan portfolio with quality credit relationships. Our expanded presence in key markets in eastern Kansas provides additional opportunities. We believe that Landmark’s risk management practices and capital strength position us well for long-term growth as the economy expands and the interest rate environment begins to return to a more normal level.”

Fourth-Quarter Financial Highlights

Net interest income was $5.6 million for the quarter ended December 31, 2013, an increase of $1.2 million, or 27.2%, from the fourth quarter of 2012. Net interest margin, on a tax equivalent basis, increased from 3.39% in the fourth quarter of 2012 to 3.45% in the fourth quarter of 2013. The increase in net interest income and net interest margin was primarily the result of our acquisition of Citizens Bank, which increased average interest-earning assets from $556.8 million in the fourth quarter of 2012 to $681.7 million in the fourth quarter of 2013. We did not record a provision for loan losses during the fourth quarter of 2013, compared to a $300,000 provision for loan losses in the same period of 2012 as asset quality improved. Net loan recoveries were $414,000 during the fourth quarter of 2013.

Total non-interest income was $2.7 million in the fourth quarter of 2013, a decline of $356,000, or 11.5%, compared to the same period of 2012. Gains on sales of loans decreased $604,000 for the quarter as the volume of loans sold in the secondary market was lower compared to a year earlier due to higher mortgage rates. Partially offsetting the decline were increases of $161,000 in fees and service charges and $99,000 in other non-interest income, primarily as a result of the Citizens Bank acquisition.

Non-interest expense increased $2.9 million, or 53.4%, to $8.2 million for the fourth quarter of 2013 compared to a year earlier. The increase in non-interest expense was driven by $1.7 million of one-time expenses associated with our acquisition of Citizens Bank as well as increased operating expenses associated with the eight additional branches assumed in the acquisition. We recorded an income tax benefit of $408,000 during the fourth quarter of 2013 compared to income tax expense of $349,000, or an effective tax rate of 17.8%, during the same period of 2012, as a result of lower earnings before income taxes, while tax-exempt income remained stable between the periods. The fourth quarters of both 2013 and 2012 reflect the recognition of certain previously unrecognized tax benefits, which favorably impacted our effective tax rate in both periods.

Full-Year Financial Highlights

During 2013, net interest income increased $889,000, or 4.9%, to $19.0 million compared to $18.1 million in 2012. The increase in net interest income was primarily attributable to higher average interest-earning assets, which increased from $562.5 million in 2012 to $598.3 million in 2013 primarily as a result of our acquisition of Citizens Bank in the fourth quarter of 2013. Partially offsetting the higher interest-earning assets was a decline in net interest margin, on a tax-equivalent basis, to 3.40% during 2013 compared to 3.47% during 2012, as we were generally unable to lower the costs of interest-bearing liabilities to the extent necessary to offset the decline in yields on assets in this low rate environment. Our provision for loan losses totaled $800,000 as asset quality improved during 2013, compared to $1.9 million during 2012.

Total non-interest income decreased $1.3 million, or 10.9%, to $10.7 million in 2013 compared to $12.0 million in 2012, primarily as a result of a $1.9 million decrease in gains on sales of loans due to lower volumes of loans sold in the secondary market in 2013 as compared to 2012. Partially offsetting the decline in gains on sales of loans was a $486,000 increase in fees and service charges received on deposit accounts and service fee income on one-to-four family residential real estate loans serviced for others. The increase was attributable to both our acquisition and organic growth.

During 2013, no gains or losses on investment securities were recognized. This compares to gains on sales of investment securities of $486,000 during 2012. Partially offsetting the prior-year gains on sales of investment securities, during the first quarter of 2012 we recognized a credit-related, other-than-temporary impairment loss of $63,000 on one of our investments in pooled trust preferred securities. We sold our portfolio of pooled trust preferred investment securities during the fourth quarter of 2012.

Non-interest expense increased $3.0 million, or 14.8%, to $23.5 million in 2013 compared to 2012. The increase in non-interest expense was primarily associated with $1.9 million of one-time Citizens Bank acquisition-related costs, as well as increased operating expenses associated with the additional branches assumed in the acquisition. Partially offsetting those increases was a $429,000 decline in amortization expense. During the third quarter of 2012, we recorded a $212,000 valuation allowance against our mortgage servicing rights, which increased amortization expense during 2012. The valuation allowance was reversed during the second quarter of 2013, which reduced amortization expense in 2013. Our effective tax rate decreased from 22.2% for 2012 to 13.8% for 2013 as a result of lower earnings before income taxes, while tax-exempt income remained stable between the periods.

Balance Sheet Highlights

Total assets increased 35.0% to $828.3 million at December 31, 2013, from $614.1 million at December 31, 2012. Net loans increased 31.1% to $414.0 million at December 31, 2013, compared to $315.9 million at December 31, 2012. Our investment securities increased 39.8% to $305.5 million at December 31, 2013, from $218.5 million at December 31, 2012. The increase in total assets, net loans and investment securities during 2013 was primarily a result of our acquisition of Citizens Bank on November 1, 2013. Stockholders’ equity decreased to $62.7 million (book value of $19.96 per share) at December 31, 2013, from $63.3 million (book value of $20.64 per share) at December 31, 2012, as a result of increased unrealized losses on investment securities. The ratio of equity to total assets decreased to 7.56% at December 31, 2013, from 10.31% at December 31, 2012, and our ratio of tangible equity to tangible assets decreased to 5.04% from 8.00% for the same periods.

At December 31, 2013, the allowance for loan losses was $5.5 million, or 1.32% of gross loans outstanding, compared to $4.6 million, or 1.43% of gross loans outstanding, at December 31, 2012. Non-performing loans decreased to $5.9 million, or 1.40% of gross loans, at December 31, 2013, from $9.1 million, or 2.84% of gross loans, at December 31, 2012. We recorded net loan recoveries of $159,000 during 2013 compared to net loan charge-offs of $1.9 million during 2012. The net loan recoveries in 2013 were primarily associated with a previously charged off construction loan.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (3), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31,	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents	$29,735	$14,920
Investment securities	305,517	218,538
Loans, net	414,016	315,914
Loans held for sale	7,864	7,163
Premises and equipment, net	20,976	14,967
Bank owned life insurance	17,342	16,701
Goodwill	17,532	13,075
Other intangible assets, net	4,469	2,394
Other assets	10,850	10,395
TOTAL ASSETS	$828,301	$614,067

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$687,486	$482,500
Federal Home Loan Bank and other borrowings	68,744	59,967
Other liabilities	9,379	8,267
Total liabilities	765,609	550,734
Stockholders' equity	62,692	63,333
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$828,301	$614,067

LOANS (unaudited):

One-to-four family residential real estate	$125,087	$88,454
Construction and land	23,776	23,435
Commercial real estate	119,390	88,790
Commercial	61,383	64,570
Agriculture	62,287	31,935
Municipal	8,846	9,857
Consumer	18,600	13,417
Net deferred loan costs and loans in process	187	37
Allowance for loan losses	(5,540)	(4,581)
Loans, net	$414,016	$315,914

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$5,875	$9,108
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	400	2,444
Total non-performing assets	$6,275	$11,552

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.34%	0.69%
Total non-performing loans to gross loans outstanding	1.40%	2.84%
Total non-performing assets to total assets	0.76%	1.88%
Allowance for loan losses to gross loans outstanding	1.32%	1.43%
Allowance for loan losses to total non-performing loans	94.30%	50.30%
Equity to total assets	7.57%	10.31%
Tangible equity to tangible assets (1)	5.05%	8.00%
Book value per share (2)	$19.96	$20.64

(1)	Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2)	Per share value at December 31, 2012 has been adjusted to give effect to the 5% stock dividend paid during December 2013.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
Interest income:
Loans	$4,932	$4,056	$16,960	$16,723
Investment securities and other	1,476	1,247	5,152	5,329
Total interest income	6,408	5,303	22,112	22,052

Interest expense:
Deposits	333	457	1,377	2,149
Borrowed funds	464	435	1,704	1,761
Total interest expense	797	892	3,081	3,910

Net interest income	5,611	4,411	19,031	18,142
Provision for loan losses	-	300	800	1,900
Net interest income after provision for loan losses	5,611	4,111	18,231	16,242

Non-interest income:
Fees and service charges	1,581	1,420	5,757	5,271
Gains on sales of loans, net	821	1,425	3,777	5,680
Bank owned life insurance	135	147	561	540
Other	212	113	610	529
Total non-interest income	2,749	3,105	10,705	12,020

Investment securities:
Net impairment losses	-	-	-	(63)
Gains on sales of investment securities, net	-	127	-	486
Investment securities gains, net	-	127	-	423

Non-interest expense:
Compensation and benefits	3,128	2,523	10,578	9,788
Occupancy and equipment	1,135	736	3,333	2,990
Acquisition costs	1,710	-	1,886	147
Professional fees	227	260	1,102	961
Amortization of intangibles	271	271	749	1,178
Data processing	296	211	992	842
Advertising	114	80	435	443
Federal deposit insurance premiums	103	102	441	364
Foreclosure and real estate owned expense	65	243	370	332
Other	1,198	951	3,649	3,459
Total non-interest expense	8,247	5,377	23,535	20,504

Earnings before income taxes	113	1,966	5,401	8,181
Income tax expense	(408)	349	746	1,814
Net earnings	$521	$1,617	$4,655	$6,367

Net earnings per share (1)
Basic	$0.17	$0.53	$1.51	$2.08
Diluted	0.17	0.52	1.49	2.06

Shares outstanding at end of period (1)	3,140,577	3,068,389	3,140,577	3,068,389

Weighted average common shares outstanding - basic (1)	3,105,585	3,068,389	3,084,566	3,068,133
Weighted average common shares outstanding - diluted (1)	3,149,535	3,114,989	3,131,446	3,094,477

OTHER DATA (unaudited):

Return on average assets (2)	0.27%	1.03%	0.70%	1.01%
Return on average equity (2)	3.24%	10.19%	7.33%	10.34%
Return on average tangible equity (2) (4)	4.70%	13.48%	9.95%	13.75%
Net interest margin (2) (3)	3.45%	3.39%	3.40%	3.47%

(1)	Share and per share values at or for the periods ended December 31, 2012 have been adjusted to give effect to the 5% stock dividend paid during December 2013.

(2)	Information for the three months ended December 31 is annualized.

(3)	Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.

(4)	Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.